FILED
                            ARTICLES OF INCORPORATION     In the Office of the
                                                          Secretary of State
                                       OF                 of the State of Oregon
                                                               JUN 26 1992
                              OREGON BAKING COMPANY        Corporation Division

     Pursuant to the Oregon Business Corporation Act, the undersigned incorporator adopts the following articles of incorporation:

                                    ARTICLE I

                               Name of Corporation
                               -------------------

                  The name of the corporation is Oregon Baking Company.

                                   ARTICLE II

                                Authorized Shares
                                -----------------

     2.01 NUMBER OF SHARES. The aggregate number of shares which the corporation shall have authority to issue is Two Million (2,000,000) shares of common stock with no par value.

     2.02 RIGHTS OF COMMON STOCK. The holders of the common stock shall have unlimited voting rights and the right to receive the net assets of the corporation upon dissolution.

     2.03 WAIVER OF PREEMPTIVE RIGHTS. The corporation elects to waive preemptive rights.

     2.04 VOTING OF COMMON STOCK. Except as otherwise required by law, each outstanding share of common stock is entitled to one vote on each matter voted on at a shareholders' meeting.

                                   ARTICLE III

                             Liability of Directors
                             ----------------------

     No director of the corporation shall be personally liable to the corporation or its shareholders for monetary damages for conduct as a director; provided that this Article III shall not eliminate the liability of a director for any act or omission for which such elimination of liability is not permitted under the Oregon Business Corporation Act. No amendment to the Oregon Business

Corporation Act that further limits the acts or omissions for which elimination of liability is permitted shall affect the liability of a director for any act or omission that occurs prior to the effective date of such amendment.


                                   ARTICLE IV

                           Registered Office and Agent
                           ---------------------------

     The address of the initial registered office of the corporation is 2075 N.W. 131st Avenue, Portland, Oregon 97229, and the name of the initial registered agent of the corporation at such address is Robert E. Schneider.

                                    ARTICLE V

                               Address for Notices
                               -------------------

     The mailing address of the corporation where the Corporation Division may mail notices is 2075 N.W. 131st Avenue, Portland, Oregon 97229.

                                   ARTICLE VI

                                  Incorporator
                                  ------------

     The name and address of the incorporator are:

            Name                              Address
            ----                              -------

     Samuel R. DeSimone, Jr.            520 S.W. Yamhill Street
                                        Suite 800
                                        Portland, Oregon 97204

     DATED the 26th day of June, 1992.


                                  /s/ Samuel R. DeSimone, Jr.
                                  ---------------------------
                                  Samuel R. DeSimone, Jr.
                                  Sole Incorporator

Person to contact about this filing:

Samuel R. DeSimone, Jr., Esq.
(503)    226-6151





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